Exhibit 3.17

TERRA FLUID MANAGEMENT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of Terra Fluid Management, LLC, a Delaware limited liability company (the “Company”), is adopted as of this 31st day of March, 2014 by Terra Contracting Services, LLC, a Delaware limited liability company (the “Member”).

The Company has been formed under the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), as a result of the filing of a Certificate of Formation with the Secretary of State of the State of Delaware. The Member desires to adopt this Agreement in order to govern the affairs of the Company and the conduct of its business, as follows:

1. Name. The name of the Company is Terra Fluid Management, LLC.

2. Principal Place of Business. The principal place of business of the Company shall be at such place or places as from time to time may be determined by the Board of Managers.

3. Registered Agent and Office. The name and address of the registered agent and office of the Company in the State of Delaware is Corporation Service Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. Purpose. The purpose of the Company shall be the transaction of any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have all powers necessary or desirable to accomplish the aforesaid purpose.

5. Qualification and Registration. The Board of Managers shall have the authority to cause the Company to take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Delaware and the other jurisdictions in which the Company does business.

6. Member. The Member is the sole member of the Company. As of the date hereof, there are no other members of the Company and no other person has any right to take part in the ownership of the Company.

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8. Capital Contributions and Percentage Interests.

a. Capital Contributions. The Member is not required to make any capital contribution to the Company, although the Member may do so at any time in its sole discretion.

b. Initial Percentage Interest. The initial percentage interest (“Percentage Interest”) of the Member shall be 100%.

c. Capital Account. The Company may maintain a capital account for the Member. The Member’s capital account shall consist of the Member’s initial capital contribution, increased by additional capital contributions and by the Member’s share of Company profits and decreased by distributions to the Member and by the Member’s share of Company losses. No advance of money to the Company by the Member shall be credited to the capital account of the Member.

d. Restrictions Relating to Capital. No member shall (i) be entitled to receive interest on its capital contribution, (ii) have the right to partition of the Company’s properties, (iii) be liable to the Company or to any other member (as applicable) to restore any deficit balance in its capital account (except as may be required by the Act) or to reimburse any other member for any portion of such other member’s investment in the Company, or (iv) have priority over any other member either as to the return of its capital contribution or as to income, losses, interest, returns or distributions.

9. Allocations and Distributions.

a. Allocations. The Company’s profits and losses shall be allocated to the Member.

b. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any member on account of such member’s interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

10. Accounting and Reports.

a. Accounting and Reports. As soon as practicable after the end of each fiscal year, the Company shall make available to the members a balance sheet of the Company as of the end of such year, a statement of income and expenses for such year, a statement of each member’s capital account as of the end of such year, and such other statements with respect to the status of the Company and distribution of the profits and losses therefrom as are considered necessary by the members to advise the members properly about their investment in the Company for Federal and state income tax reporting purposes.

b. Fiscal Year. The fiscal year of the Company shall end on the last day of December in each year.

c. Banking. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Member may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such persons in such manner as the Member may from time to time determine.

11. Management and Duties.

a. Responsibility. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a Board of Managers (the “Board of Managers”) as described herein.

b. Board of Managers; Number and Election of Managers.

i.	The Board of Managers shall initially consist of three directors (the “Managers”): Steve Taplin, Bruce Reder, and Rich Walsh.

ii.	Upon the vote of the Member, the size of the Board of Managers may be increased or decreased.

iii.	The Member can nominate and elect any individual or individuals to serve as a Manager. Managers shall be elected by the Member and each Manager shall hold office until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal; provided, however, that at any meeting of the Member (including a special meeting called for this purpose), the Member may remove any Manager with or without cause.

c. General Powers of Board of Managers. Except as may otherwise be expressly provided in this Agreement or by law, the Board of Managers shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. The Board of Managers shall, subject to Section 11(d), possess all power, on behalf of the Company, to do or authorize the Company or to direct the Officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

d. Limitations on Powers of Board of Managers. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Board of Managers or any additional powers provided by law. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, none of the following actions shall be taken without the approval of the Member:

i.	the sale, lease, transfer or other disposition by the Company or any subsidiary of any material portion of its assets, other than in the ordinary course of business;

ii.	any merger or consolidation involving the Company or any subsidiary (other than a merger of any subsidiary of the Company into the Company) or another subsidiary of the Company;

iii.	any voluntary liquidation, dissolution or termination of the Company pursuant to Section 13(a);

iv.	any split, combination or reclassification of any Member’s interest in the Company;

v.	the removal of the Member and, except as may be provided for in this Agreement, the issuance by the Company of any additional equity interests (including any interests convertible into equity interests) of the Company;

vi.	any initial registered public offering of any equity interests of the Company; or

vii.	any change of the Company’s name or any amendment or restatement of the Company’s Certificate of Formation or this Agreement, other than amendments that do not adversely affect the rights, preference, privileges or economic interests of the Member.

e. Place of Meetings; Chairman of the Board of Managers. Meetings of the Board of Managers may be held either within or without the State of Delaware at whatever place is specified in the call of the meeting. In the absence of specific designation, the meeting shall be held at the principal office of the Company. Steve Taplin shall serve as chairperson to preside at meetings of the Board of Managers (the “Chairman of the Board”) until the election and qualification of his successor as Chairman of the Board, or until his earlier death, resignation or removal. The Managers may appoint from among themselves a vice chairman of the Board of Managers to preside at meetings of the Board of Managers in the absence of the Chairman of the Board.

f. Regular Meetings. The Board of Managers shall meet at least annually. No notice need be given to Managers of regular meetings for which the Managers have previously designated a time and place for the meeting.

g. Special Meetings. Special meetings of the Board of Managers may be held at any time upon the request of the Chairman of the Board, the President of the Company or at least a majority of the Managers. A notification of any special meeting shall be sent to the last known address of each Manager at least one day before the meeting. Notification of the time, place and purpose of such meeting may be waived in writing before or after such meeting. Attendance of a Manager at such meeting shall also constitute a waiver of notification thereof, except where such Manager attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

h. Quorum of and Action by Board of Managers. The presence, in person or by proxy, of a majority of the Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers. Except as otherwise expressly set forth in this Agreement, any action to be taken or approved by the Board of Managers hereunder must be taken or approved by majority vote of the Board of Managers and any action so taken or approved shall constitute the act of the Board of Managers. Any Manager shall be permitted to attend any meeting of the Board of Managers in person or by conference call pursuant to Section 16(a).

i. Compensation. The Managers shall be entitled to such compensation as the Board of Managers may establish from time to time subject to approval by Member, which compensation may be payable in cash, in equity interests in the Company or in the ultimate parent company of the Company, in options to acquire equity interests in the Company or in the ultimate parent company of the Company or in such other compensation as the Board of Managers determines. Nothing contained herein shall preclude any Manager from receiving compensation for services rendered to the Company as an employee of the Company. Managers shall be entitled to reimbursement for their reasonable out-of-pocket expenses incurred in attending any meeting.

j. Resignation and Removal. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company.

k. Vacancies. Any vacancy occurring with respect to a Manager shall result in the election of a new Manager pursuant to the procedures set forth in Section 11(b) without delay.

l. Action by Written Consent. Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by all of the Managers, and such consent shall have the same force and effect as a unanimous vote of the Board of Managers at a meeting duly called and held. No notice shall be required in connection with the use of a written consent pursuant to this Section 11(1). In the event that no notice is sent, a copy of any written consent shall be sent to the last known address of each Manager within two (2) days of its execution.

m. Other Business. The Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others unless such interest and/or business ventures, directly or indirectly, create a conflict of interest or compete with the Company or Member. Neither the Company nor the Member shall have any rights in or to such independent ventures of the Managers or the income or profits therefrom by virtue of this Agreement. The Managers shall incur no liability to the Company or to the Member as a result of engaging in any other business or venture. Notwithstanding the foregoing provisions of this Section 11(m), to the extent that the provisions of this Section 11(m) may conflict or be inconsistent with any other agreement, undertaking or document (each, an “Other Agreement”) entered into by a Manager with the Company, the Member, or any of the Member’s other subsidiaries, the terms of the Other Agreement shall prevail.

n. Power of Attorney. Without limitation of the powers and duties of the Board of Managers, the Member hereby appoints the Board of Managers and the Managers serving thereon, acting together, as the Member’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the Board of Managers in furtherance of the business of the Company or complying with applicable law. This power of attorney is coupled with an interest and is irrevocable. On request by the Board of Managers, the Member shall confirm its grant of this power of attorney or any use thereof by the Board of Managers and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

o. Standard of Care; Liability. Every Manager shall discharge his or her duties as a Manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the Company. A Manager shall not be liable for any monetary damages to the Company for any breach of such duties except for (i) receipt of a financial benefit to which the Manager is not entitled; (ii) voting for or assenting to a distribution to the Member in violation of this Agreement of the Act; or (iii) a knowing violation of the law.

p. Officers. The Board of Managers shall, in accordance with the provisions of Section 11(c), have the right to appoint such officers of the Company (the “Officers”) as it shall determine, each of which shall have the authority and responsibility and serve for the term designated by the Board of Managers by resolution. None of the Officers shall be deemed managers as that term is used in the Act, but each Officer shall be deemed an agent of the Company.

i.	Designated Officers. The Officers of the Company shall initially consist of a President, with a future potential (but no requirement) of one or more vice-presidents (the number thereof to be determined by the Board of Managers), a secretary and a treasurer, and such assistant secretaries, assistant treasurers, or such other Officers as may be elected or appointed by the Board of Managers. Any two or more offices may be held by the same person.

ii.	Term of Office and Vacancy. Each Officer shall hold office until a successor is elected and qualified or until the Officer’s earlier resignation or removal. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

iii.	Removal. Any Officer or agent may be removed by the Board of Managers at any time for any reason.

iv.	President. The President shall be the chief executive officer of the Company and shall, in general, supervise and control all of the affairs of the Company. In addition, he shall perform all duties incident to the office of President and such other duties as the Board of Managers may from time to time prescribe.

v.	Vice-Presidents. The Vice-Presidents shall perform such duties and have such powers as the Board of Managers or the President may from time to time prescribe.

vi.	Secretary. The Secretary shall (i) record all the actions that the Board of Managers may designate for recording in a book to be kept for that purpose, (ii) be a custodian of the Company records, and (iii) in general perform all duties incident to the office of secretary and such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

vii.	Treasurer. The Treasurer shall have custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements thereof, except as otherwise directed by the Board of Managers. The Treasurer shall be the chief financial officer and in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the Board of Managers or by the President.

viii.	Initially Appointed Officers. The initial Officers of the Company shall be as follows:

Paul Morgan, President

12. Changes in Membership or Interests.

a. Transfer of Interests. Except as otherwise expressly provided in this Agreement, no member shall sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of such member’s interest in the Company now owned or hereafter acquired, whether voluntarily, by operation of law, or otherwise, without the prior written consent of the Member. Any attempted transfer in violation of this Agreement shall be considered null and void and the member attempting to transfer such interest shall continue to be treated as a member for purposes of this Agreement and shall continue to be bound by all of the provisions hereof.

b. Admission of New Members. New members may not be admitted to the Company without the prior written consent of and upon terms approved by the Board of Managers and the Member. Upon admission, new members shall sign an amended version of this Agreement approved by the Board of Managers and by the Member and containing provisions appropriate for a Delaware limited liability company with more than one member.

c. Resignation of Member. A member may resign from the Company at any time by giving written notice of such resignation to the Company. A withdrawing member is entitled to receive within a reasonable time after withdrawal the fair value of its interest in the Company as of the date of withdrawal.

13. Dissolution of the Company.

a. Events Resulting in Dissolution. The Company shall be dissolved only upon the first to occur of the following: (i) the written determination of the Member; or (ii) the entry of a decree of judicial dissolution under the Act.

b. Bankruptcy of Member. The bankruptcy or dissolution of any member will not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c. Wind Down. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

d. Accounting. Within a reasonable time after the date the assets have been distributed in liquidation, the Board of Managers shall cause to be prepared and provided to the Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and the Member’s pro rata portion of distributions made pursuant to Section 13(c) hereof.

e. Termination. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Board of

Managers or their designee shall, on behalf of the Company, prepare and file a statement of dissolution with the Secretary of State of the State of Delaware, if and as required by the Act. When such statement is filed the Company shall terminate.

14. Amendments to Agreement. This Agreement may be altered, amended or repealed at any time and from time to time only pursuant to a written agreement executed and delivered by the Member.

15. Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Manager’s or Officer’s bad faith or willful misconduct. To the fullest extent permitted by applicable law, a Member, Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of bad faith or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no member shall have personal liability on account thereof.

16. Miscellaneous.

a. Conference Telephone Meetings. Meetings of the Member or the Board of Managers may be held by means of conference telephone or similar communications equipment so long as all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

b. No Third Party Beneficiaries. The right or obligation of the Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that, except as set forth in Section 15, the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and its successors, assigns and legal representatives.

c. No Fiduciary Duties. Without limiting anything contained in this Agreement or the Act, the Member shall have no fiduciary duties to the Company whatsoever.

d. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

e. Notices. All notices or other communications required or permitted to be given to a member pursuant to this Agreement shall be in writing and shall be considered as properly given or made, if mailed, five business days after mailing from within the United States by first class United States mail, postage prepaid, return receipt requested, or by personal delivery to the address of such member set forth on the signature pages hereto. The members may change their addresses by giving notice to the other members, if any. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such member’s address for purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.

f. Company Property. All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the members to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

g. Governing Law. This Agreement shall be governed, construed and enforced in conformity with the laws of the State of Delaware, without regard to conflicts of law provisions.

h. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

i. Entire Agreement. This Agreement contains the entire understanding of the Member respecting the within subject matter.

IN WITNESS WHEREOF, the Member has adopted this Agreement as of the day and year first above written.

TERRA CONTRACTING SERVICES, LLC

By:	/s/ Steve Taplin

Name:	Steve Taplin

Title:	President